Exhibit 10.22

16100 S. Lathrop Ave. Harvey, IL 60426 OFFICE / 708-225-2194 FAX / 708-225-2194 WEB / Atkore.com

December 7, 2011

Kevin Fitzpatrick

550 North Kingsbury, #519

Chicago, IL 60654

Dear Kevin:

Atkore International is pleased to offer you the position of Global Vice President of Human Resources based at our Harvey, Illinois facility. We believe your experience and talent will enhance our business and provide us with support in an area of key importance.

Our formal employment offer consists of the following:

Compensation

You will receive a starting annual salary of $300,000, paid on a bi-weekly basis. Your compensation and job performance will be reviewed on an annual basis and may be adjusted based on your performance and overall performance of the Company.

Annual Incentive Program

You will be eligible to participate in Atkore’s Annual Incentive Bonus Program for fiscal year 2012 with a 50% incentive target of your base salary with a guaranteed minimum fiscal 2012 payout at target, prorated for time worked during the fiscal year. Payment of this bonus is subject to the satisfactory achievement of individual, business and corporate objectives established by the Company.

Equity Plan

You will be eligible to participate in the Atkore Equity Plan. You will have the option of purchasing shares in Atkore and receiving a matching grant of Atkore options that will be awarded to you once your employment commences. The number of options that will be awarded to you will be three times the number of shares you purchase. The minimum amount you may invest is $150,000 and the maximum amount is $300,000. The expected price of Atkore shares for both your purchase and option exercise price is $10.00. In addition, an annual option grant targeted at $250,000 beginning October 2012, contingent on board approval on an annual basis.

Sign-On Bonus

You will be eligible for a sign-on bonus in the amount of $200,000. The sign-on bonus will be paid within 30 days of your start date. The sign-on bonus will be 100% repayable if you chose to terminate your employment with the company in the first two years of employment.

Executive Leadership Team Benefits

You will be eligible for all benefits and perquisites offered to similarly situated members of the Atkore Executive Leadership team.

Medical and Dental

You will be eligible to participate in the Company’s medical and/or dental plan, on a contributory basis, after completion of 30 days of service. All benefit programs are reviewed annually and changes in plan design and/or employee contributions may be made at the discretion of the Company. Your contribution schedule, should you choose to participate in these plans, is attached to this letter. Upon commencement of your employment, you will receive more information on your initial benefits enrollment. In addition to the medical and dental plans outlined above, you are also eligible for reimbursement of your medical and dental costs through COBRA under your current employer’s plans during your first 30 days of employment.

Atkore Retirement Savings and Investment 401(K) Plan

You will be eligible to participate in the Atkore Retirement Savings and Investment Plan effective the first pay period after your date of hire. This plan provides for retirement savings through pre-tax payroll contributions and 5-to-1 Company-matching contributions on 1% of your annual salary. There is an automatic enrollment of 2% that you can change at any time. Additional information is contained in the enclosed Retirement Savings and Investment Plan brochure.

Reporting Relationship

You will report directly to John Williamson, President and CEO of Atkore International. You will be a member of the Atkore International Executive Leadership Team.

Holidays

You will observe the holiday schedule in effect for Allied employees located at the Harvey facility. A copy of the 2011 and 2012 holiday schedule is included in your offer packet.

Vacation

Your will receive four (4) weeks of paid accrue vacation per year effective with your start date. Vacation time is accrues on a monthly basis in accordance with the Vacation Policy included in your offer packet.

Other Benefit Programs

Please refer to the enclosed Benefits Overview for additional 2012 benefits for which you are eligible.

Consistent with our commitment to a drug/alcohol-free workplace, this offer is contingent upon the successful completion of both a background check and a drug screening. Enclosed please find the Chain of Custody Form along with two locations available to choose from for your occupational drug screen. You will need to present the Chain of Custody form to the LapCorp facility. Please call your preferred location to schedule an appointment. You can contact Yakema Moore at 708-225-2194 if you have any questions about the drug screening.

Also enclosed is a copy of the Guide to Ethical Conduct. Please read the Guide carefully. As a condition of accepting our offer, you must sign the signature sheet at the end of the Guide indicating that you have read, understood and agree to comply with the ethical standards required of all employees.

Please understand that this letter is a confirmation of an offer of employment and does not constitute an employment contract of any kind. Your employment with the Company is “at-will” and either you or the Company may terminate the employment relationships at any time and for any lawful reason.

Please provide your decision by signing and returning a fax copy of the offer letter by email to Yakema Moore 708-225-2194 or email a signed copy to YMoore@Atkore.com. Your projected start date is January 9, 2012 contingent upon successful completion of your official drug screen, background check, and legal clearance on any existing non-complete and employment agreement signed by November 30, 2011.

I look forward to you favorable response and you joining the Atkore Team.

Sincerely,

John Williamson
President and CEO, Atkore International

Please sign below indicating your acceptance or rejection of this offer.

Accept	Date	Decline	Date

Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration. This document sets forth the entire agreement with respect to your employment. The terms of this offer may be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees.